Exhibit 99.1

USANA Health Sciences Reports Third Quarter Financial Results

  Third quarter net sales increased by 9.0% to $254.2 million
  Third quarter EPS increased by 25.0% to $2.40
  Number of active Associates increased by 12.6% to 456,000
  Company announces 2 for 1 stock split

SALT LAKE CITY--(BUSINESS WIRE)--October 25, 2016--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal third quarter ended October 1, 2016.

Net sales for the third quarter of 2016 increased by 9.0% to $254.2 million, compared with $233.3 million in the prior-year period, but came in below the Company’s expectations due to softer-than-anticipated sales in the Greater China region. The increase in net sales is attributed to a 12.6% increase in the number of active Associates and a 5.6% increase in the number of Preferred Customers. The continued strength of the U.S. dollar negatively impacted net sales during the quarter by $5.7 million.

Net earnings for the third quarter of 2016 increased to $30.1 million, an increase of 17.5% compared to $25.6 million in the prior-year period. The increase in net earnings was due primarily to a meaningfully lower effective tax rate, as well as higher net sales, which were partially offset by higher operating expenses during the quarter. The significant decrease in the effective tax rate for the third quarter is due to the Company’s early adoption of ASU 2016-09 (Topic 718) - Improvements to Employee Share-Based Payment Accounting. As a result of USANA’s adoption of this standard, on a year-over-year basis, the Company recognized (i) modestly higher equity compensation expense, (ii) a higher diluted share count, and (iii) a meaningfully lower effective tax rate for the current-year quarter due to the recognition of excess tax benefits on the income statement pursuant to this standard (excess tax benefits were previously recognized as an adjustment to equity). For the third quarter, the Company’s adoption of this standard increased net earnings by approximately $6.5 million, or $0.50 on a diluted per share basis.

Earnings per diluted share for the third quarter increased by 25.0% to $2.40, compared with $1.92 in the prior year period. The increase in earnings per share was the result of the adoption of the previously noted accounting standard as well as a lower number of diluted shares outstanding due to the Company’s share repurchases over the last 12 months. Weighted average diluted shares outstanding were 12.5 million as of the end of the third quarter of 2016, compared with 13.3 million in the prior-year period.

The Company’s balance sheet remains strong with $134.5 million in cash and cash equivalents. As of October 1, 2016, the Company also had $35.4 million remaining under its current share repurchase authorization.

“While USANA posted another quarter of solid growth and achievements, our topline results in the Greater China region came in below our expectations and impacted our overall results,” said Dave Wentz, USANA’s Co-CEO. “Our top priorities for 2016 continue to be completing the transition to our state-of-the-art production facility in Beijing and enhancing our information technology infrastructure around the world. These improvements are essential to allow USANA to continue providing the highest level of customer service and to provide the foundation for future growth. Our focus on these objectives, however, has taken precedence over short-term initiatives to drive sales growth around the world in 2016 and also affected our momentum in China during the quarter. I am pleased to report, however, that during the quarter we received all of the necessary permits to begin production in our new China facility and we now anticipate that the facility will be fully operational by the end of the year. With this facility coming online, we are making preparations to begin offering growth initiatives in China in early 2017, but continue to believe that we will be in a better position to fully drive growth in China and our other markets when the improvements to our IT infrastructure are complete.”

“Despite these growing pains, during the quarter we introduced one of the greatest product innovations in USANA’s history with the launch of our Incelligence™ product platform at our International Convention in August,” continued Mr. Wentz. “Incelligence™ is USANA’s proprietary, patent-pending technology that is designed to support your body’s natural ability to nourish, protect and renew itself. As part of our Incelligence™ platform, we also launched our new flagship multivitamin, CellSentials™, at convention. These launches, and our convention in general, were a huge success. We set new records for sales and attendance at our convention and our 2017 event has already sold out. Incelligence™ is being launched in our various markets around the world and is a key part of our growth strategy.”

Regional Results

Net sales in the Asia Pacific region increased 13.2% to $190.4 million year-over-year, despite a negative $4.5 million impact from a stronger U.S. dollar. Within Asia Pacific, net sales increased by 10.8% in Greater China and 16.2% in constant currency. Net sales growth in Greater China resulted from a 22.2% increase in the number of active Associates in mainland China.

Net sales increased by 18.3% in the Southeast Asia Pacific region, compared to the prior year period. This sales increase was driven by local-currency sales growth in every market in the region, with double-digit sales growth in Australia, New Zealand, Malaysia, the Philippines, and Thailand. The inclusion of our newest market, Indonesia, also helped drive growth in this region.

Net sales increased by 16.5% in the North Asia region, compared to the prior year period. This sales increase was largely due to continued sales and customer growth in South Korea.

Net sales in the Americas/Europe region decreased by 2.0% to $63.8 million, compared to the prior year period. This decrease resulted from an 8.0% decline in net sales in the U.S., which was partially offset by local currency sales growth in each of Mexico, Canada and Europe.

Outlook

The Company is revising its consolidated net sales outlook and earnings per share outlook for 2016 as follows:

  Consolidated net sales between $1.0 billion and $1.01 billion, which is between 9% and 10% growth
  Earnings per share between $ 7.90 and $ 8.10 compared to prior guidance of $7.90 to $8.20.

“As we begin the final quarter of 2016, we are revising our outlook in light of our anticipated growth rate for the remainder of the year,” commented Paul Jones, Chief Financial Officer. “Our team remains confident in the strength of our underlying business around the world, and our confidence is reflected in the Board’s decision to split the stock. Our balance sheet remains strong and we remain positioned to return value to shareholders. We look forward to delivering another record year for USANA.”

Common Stock Split

To illustrate the Board of Directors’ confidence in the long term growth potential of USANA and the strategy being executed by management, the Board has approved a two-for-one stock split of the Company’s common shares. The split is also intended to make the stock more accessible to retail investors. Subject to regulatory approval, shareholders will receive one additional common share USNA for each common share held by way of a stock dividend which will be distributed to the shareholders of record as of the close of business on November 14, 2016, with a payment date of November 22, 2016.

Conference Call

The Company has posted the “Management Commentary, Results and Outlook” document on the Company’s website (www.usanahealthsciences.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, October 26, 2016, at 11:00 a.m. Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia and Indonesia. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	3-Oct-15	1-Oct-16	3-Oct-15	1-Oct-16

Net sales	$233,292	$254,219	$685,914	$753,182
Cost of sales	41,048	44,979	119,501	133,869
Gross profit	192,244	209,240	566,413	619,313

Operating expenses
Associate incentives	101,521	112,816	304,751	335,541
Selling, general and administrative	52,757	60,591	155,137	176,986

Earnings from operations	37,966	35,833	106,525	106,786

Other income (expense)	441	268	523	(9)
Earnings before income taxes	38,407	36,101	107,048	106,777

Income taxes	12,798	6,003	36,343	28,618

NET EARNINGS	$25,609	$30,098	$70,705	$78,159

Earnings per share - diluted	$1.92	$2.40	$5.35	$6.24
Weighted average shares outstanding - diluted	13,317	12,525	13,209	12,525

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	2-Jan-16	1-Oct-16
Current Assets
Cash and cash equivalents	$ 143,210	$ 134,543
Inventories	66,119	74,146
Prepaid expenses and other current assets	34,935	39,423
Total current assets	244,264	248,112

Property and equipment, net	87,982	103,916
Goodwill	17,432	17,138
Intangible assets, net	38,269	36,130
Deferred income taxes	9,844	15,404
Other assets	25,446	22,908
Total assets	$ 423,237	$ 443,608

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$ 10,043	$ 10,586
Other current liabilities	121,369	116,648
Line of Credit - short term	-	1,200
Total current liabilities	131,412	128,434

Other long-term liabilities	1,151	1,494
Deferred income taxes	9,822	5,971

Stockholders' equity	280,852	307,709
Total liabilities and stockholders' equity	$ 423,237	$ 443,608

	USANA Health Sciences, Inc.
	Sales by Region
	(unaudited)
	(in thousands)
	Quarter Ended
	3-Oct-15		1-Oct-16		Change from prior year		Currency impact on sales	% change excluding currency impact

Asia Pacific
Greater China	$112,323	48.1%	$124,470	49.0%	$12,147	10.8%	$(6,099)	16.2%
Southeast Asia Pacific	45,936	19.7%	54,351	21.4%	8,415	18.3%	988	16.2%
North Asia	9,920	4.3%	11,555	4.5%	1,635	16.5%	626	10.2%
Asia Pacific Total	168,179	72.1%	190,376	74.9%	22,197	13.2%	(4,485)	15.9%

Americas and Europe	65,113	27.9%	63,843	25.1%	(1,270)	(2.0%)	(1,246)	(0.0%)

	$233,292	100.0%	$254,219	100.0%	$20,927	9.0%	$(5,731)	11.4%

Active Associates by Region(1)
(unaudited)

	As of
	3-Oct-15		1-Oct-16

Asia Pacific
Greater China	218,000	53.8%	263,000	57.7%
Southeast Asia Pacific	85,000	21.0%	91,000	20.0%
North Asia	13,000	3.2%	15,000	3.3%
Asia Pacific Total	316,000	78.0%	369,000	81.0%

Americas and Europe	89,000	22.0%	87,000	19.0%

	405,000	100.0%	456,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.

Active Preferred Customers by Region (2)
(unaudited)

	As of
	3-Oct-15		1-Oct-16

Asia Pacific
Greater China	4,000	4.5%	5,000	5.3%
Southeast Asia Pacific	13,000	14.6%	15,000	16.0%
North Asia	9,000	10.1%	10,000	10.6%
Asia Pacific Total	26,000	29.2%	30,000	31.9%

Americas and Europe	63,000	70.8%	64,000	68.1%

	89,000	100.0%	94,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Joshua Foukas, 801-954-7823
Investor Relations
investor.relations@us.usana.com
or
Media contact:
Dan Macuga, 801-954-7280
Public Relations